Exhibit 2.5

STOCK PURCHASE AGREEMENT

BY AND AMONG

CRITICAL HOMECARE SOLUTIONS, INC.,

THE DEACONESS ASSOCIATIONS, INC.

AND

DEACONESS ENTERPRISES, INC.

DECEMBER 20, 2006

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of December 20, 2006, by and among Critical Homecare Solutions, Inc., a Delaware corporation (“Buyer”), The Deaconess Associations, Inc., an Ohio non-profit corporation (“Seller”), and Deaconess Enterprises, Inc., an Ohio corporation (“Company”). Buyer, Seller and Company are referred to collectively herein as the “Parties.”

Seller owns all of the outstanding capital stock of Company.

This Agreement contemplates a transaction in which Buyer will purchase from Seller, and Seller will sell to Buyer, all issued and outstanding shares of Company.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

§1. Definitions.

“Accreditations” shall mean collectively all accreditations, approvals or other rights issued by any health care accrediting agency including Joint Commission on Accreditation of Healthcare Organizations, Accreditation Commission for Health Care, National Quality Forum and Community Health Accreditation Program.

“Adjusted Purchase Price” has the meaning set forth in §2(f)(i).

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, price fixing or restraint of trade or fair dealing.

“Business” means Company and its Subsidiaries’ business of providing (i) infusion services and corresponding clinical pharmacy, nursing and disease management services, and (ii) home healthcare services, including skilled nursing, physical, occupational and speech therapy, wound care, private duty nursing and hospice care.

“Buyer” has the meaning set forth in the preface above.

“Cash” means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Closing” has the meaning set forth in §2(i) below.

“Closing Date” has the meaning set forth in §2(i) below.

“Closing Working Capital” has the meaning set forth in §2(g)(vii).

“CMS” shall mean Centers for Medicare and Medicaid Services of the U.S. Department of Health and Human Services.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preface above.

“Company Shares” means all of the issued and outstanding shares of common stock, no par per share, of Company.

“Competing Transaction” means any business combination or recapitalization involving any of Company or its Subsidiaries (other than the Excluded Entities) or any acquisition or purchase of all or a significant portion of the assets of, or any equity interest in, any of Company or Subsidiaries (other than the Excluded Entities) or any other similar transaction with respect to any of Company and its Subsidiaries (other than the Excluded Entities) involving any Person or entity other than Buyer or its Affiliates.

“Confidential Information” means any information concerning the business and affairs of Company and its Subsidiaries that is not already generally available to the public.

“DHI” has the meaning set forth in §4(bb).

“Disclosure Schedule” has the meaning set forth in §4 below.

“Draft Working Capital Closing Statement” has the meaning set forth in §2(g)(i).

“Effective Date” means 12:01 a.m. on January 1, 2007.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)); any nonqualified deferred compensation, equity compensation or retirement plan or arrangement; any fringe benefit plan as defined in Section 6039D of the Code; any employment, consulting, retirement, bonus, profit-sharing, incentive, severance, retention, vacation, employee benefit or compensatory plan, arrangement, agreement, policy, practice or program; and any other material employee benefit plan, program or arrangement., in each case, whether written or unwritten, funded or unfunded, formal or informal, and whether or not subject to ERISA that Seller, Company or ERISA Affiliate sponsors, maintains, ever has maintained or been obligated to maintain or to which any of them contributes, ever has contributed or ever has been obligated to contribute, at any time since January 1, 2002, or with respect to which Seller, Company or ERISA Affiliates has or could have any liability (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due), including any liability for taxes. Notwithstanding the foregoing, the term “Employee Benefit Plan” shall not include any payment received as a stay bonus, success fee, severance or other similar arrangement as a result of the consummation of the transactions contemplated by this Agreement.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Encumbrance” means any lien, charge, security interest, mortgage, pledge or other encumbrance of any nature whatsoever.

“Enforceability Exceptions” has the meaning set forth in §3(a)(ii).

“Environmental, Health, and Safety Requirements” means all federal, state, local, and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, as such requirements are enacted and in effect on or prior to the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Seller or Company pursuant to Code §414.

“Estimated Working Capital Statement” has the meaning set forth in §2(f)(ii).

“Excluded Entities” means the Subsidiaries of Company set forth on Schedule 1(a), which shall be distributed to the Seller on or prior to the Closing Date.

“Excluded Liabilities” means the following liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) of Company or Seller relating to any period prior to the Effective Date, including without limitation: (i) with respect to the Excluded Entities, including without limitation, any residual liability related to the sale or disposition of any interest in the Excluded Entities or the businesses conducted or formerly conducted by the Excluded Entities, (ii) with respect to any indebtedness for borrowed money and capital lease obligations, including any unpaid interest, fees, prepayment penalties and expenses thereon and including the outstanding balance on capital leases, (iii) with respect to any Taxes relating to any period prior to the Effective Date, or (iv) the fees and expenses of Sellers and Company incurred in connection with the transactions contemplated hereby (to the extent not paid out of the Purchase Price or included in the Working Capital Closing Statement).

“Financial Statements” has the meaning set forth in §4(g) below.

“GAAP” means U.S. generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign or other government, or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, body or other entity and any court, arbitrator or other tribunal).

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any federal, state, local, or foreign income Tax measured by or imposed on net income, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto including any amendment thereto.

“Indemnified Party” has the meaning set forth in §9(d)(i) below.

“Indemnifying Party” has the meaning set forth in §9(d)(i) below.

“Intellectual Property” means all patents, trademarks, service marks, copyrights, trade names, corporate names, Internet domain names, material computer software items, and all registrations and applications and renewals for any of the foregoing and all goodwill associated therewith.

“Knowledge of Company” means the actual knowledge after reasonable inquiry of the executive officers and directors of Seller, Company and its Subsidiaries.

“Laws” means any statute, law, ordinance, regulation, order or rule of any Governmental Authority, including those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters, as well as any applicable principle of common law.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property that is used in Company’s or any of its Subsidiaries’ business.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Company or any of its Subsidiaries holds any Leased Real Property.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings and in either case for which adequate reserves have been established on the financial statements of Company, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, that do not materially and adversely affect the occupancy, use and value of the affected assets.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business of Company and its Subsidiaries, taken as a whole, or to the ability of any Party to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in U.S. generally accepted accounting principles, or (5) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, and (b) any adverse change in or effect on the business of Company and its Subsidiaries that is cured by Seller before the Closing.

“Materiality Terms” has the meaning set forth in §9(b)(iii).

“Medicare Provider Agreement” shall mean an agreement entered into between a health care facility, home health agency, hospice, rehabilitation facility or clinic (or equivalent), pharmacy, clinical laboratory, durable medical equipment supplier, orthotics and/or prosthetics supplier, respiratory therapy provider, wholesaler, physician, practitioner or other health care provider or supplier and CMS or any federal or state agency or other entity administering Medicare in such state, or other grant of authority by CMS or any federal or state agency or other entity administering Medicare in such state, under which such health care facility, home health agency, hospice, rehabilitation facility or clinic (or equivalent), pharmacy, clinical laboratory, durable medical equipment supplier, orthotics and/or prosthetics supplier, respiratory therapy provider, wholesaler, physician, practitioner or other health care provider or supplier is authorized to provide medical goods and services to Medicare patients and to be reimbursed by Medicare for such goods and services.

“Most Recent Financial Statements” has the meaning set forth in §4(g) below.

“Most Recent Fiscal Month End” has the meaning set forth in §4(g) below.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by Company or any of its Subsidiaries and used in the business of Company and its Subsidiaries.

“Party” has the meaning set forth in the preface above.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” means material governmental authorizations that are held or owned by or are otherwise issued to Company or its Subsidiaries, including, without limitation, all local, state and federal licenses, permits, registrations, certificates, consents, accreditations and approvals necessary for Company and its Subsidiaries to occupy, operate and conduct the Business.

“Permitted Encumbrances” means with respect to each parcel of Owned Real Property: (a) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Owned Real Property that are (i) not due and payable as of the date of this Agreement or (ii) being contested by appropriate proceedings, and in either case for which adequate reserves have been established on the financial statements of Company; (b) mechanics liens and similar liens for labor, materials, or supplies provided with respect to such Owned Real Property incurred in the Ordinary Course of Business for amounts that are (i) not delinquent and would not, in the aggregate, have a Material Adverse Effect or (ii) being contested by appropriate proceedings; (c) zoning, building codes, and other land use laws regulating the use or occupancy of such Owned Real Property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over such Owned Real Property; (d) easements, covenants, conditions, restrictions, and other similar matters affecting title to such Owned Real Property and other title defects that do not or would not materially impair the use or occupancy of such Owned Real Property in the operation of the business of Company and its Subsidiaries taken as a whole; and (e) any lien that will be extinguished upon the payment by Company at the Closing of a portion of the Purchase Price to the lien holder.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

“Pre-Closing Restructuring” means the transactions that are being undertaken by Seller in order to satisfy the Closing conditions set forth in § 7(xiv) hereof.

“Purchase Price” has the meaning set forth in §2(e) below.

“Reimbursement Agreement” means the Reimbursement Agreement between Seller and Company substantially in the form attached hereto as Exhibit B, which agreement shall be subject to the approval of Seller’s administrator of the Deaconess Hospital Medical Benefits Plan.

“Reimbursement Approvals” shall mean any and all certifications, provider or supplier numbers, provider or supplier agreements (including Medicare Provider Agreements and Medicaid Provider Agreements), participation agreements, Accreditations and/or any other agreements with or approvals by Medicare, Medicaid, CHAMPUS, CHAMPVA, TRICARE, Veteran’s Administration and any other Governmental Authority, or quasi-public agency, Blue Cross, Blue Shield, any and all managed care plans and organizations, including Medicare Advantage plans, Medicare Part D prescription drug plans, health maintenance organizations and preferred provider organizations, private commercial insurance companies, employee assistance programs and/or any other governmental or third party arrangements, plans or programs for payment or reimbursement in connection with health care services, products or supplies.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” has the meaning set forth in the preface above.

“Seller Plans” means (a) all Employee Benefit Plans of Seller and its ERISA Affiliates (including the Excluded Entities but excluding Company and its Subsidiaries set forth on Schedule 4(f)) for which none of the employees of Company and its Subsidiaries set forth on Schedule 4(f) participate in or receive any benefit therefrom, (b) the South Mississippi Home Health Pension Trust, (c) the Elk Valley Professional Affiliates Retirement Plan, (d) Deaconess Home Care Benefits Trust, and (e) The Deaconess Hospital Retirement Plan.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital gain, intangible, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person in respect of the foregoing. The term “Tax Liability” shall mean any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due) with respect to Taxes.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in §9(d)(i) below.

“Trademark Assignment Agreement” means the Trademark Assignment Agreement between Seller, Company and Buyer in the form attached hereto as Exhibit C.

“Transaction Expenses” means (i) all expenses of Seller, Company and its Subsidiaries incurred in connection with the preparation or execution of this Agreement and the Closing of the transactions contemplated hereby that have not been paid as of the Closing Date, including all brokerage commissions, fees and disbursements of McDonald Investments, Inc., and (ii) all fees and disbursements of attorneys, accountants and other advisors and service providers retained by Seller, Company and its Subsidiaries in connection therewith.

“Transition Services Agreement” means the Transition Services Agreement between Seller, Company and Buyer substantially in the form attached hereto as Exhibit D.

“Working Capital” means the difference between the value of current assets and current liabilities (excluding current maturities of long-term debt) of Company and its Subsidiaries, in each case determined in accordance with GAAP and consistent with Schedule 2(f).

“Working Capital Target Adjustments” has the meaning set forth in §2(f)(ii).

“Working Capital Target” has the meaning set forth in §2(f)(i).

§2. Purchase and Sale of Company Shares.

(a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of its Company Shares for the consideration specified below in this §2.

(b) Transfer of Capital Stock. On the Closing Date, upon the terms and subject to the conditions of this Agreement, Seller shall sell, convey, transfer, assign and deliver to Buyer all of its right, title and interest in and to the Company Shares, free and clear of all Liens, and at the Closing, Buyer shall acquire the Company Shares.

(c) Excluded Entities. Buyer, Company and Seller acknowledge and agree that the Excluded Entities shall be transferred and distributed by Company to Seller on or prior to the earlier of the Closing Date or the Effective Date.

(d) Excluded Liabilities. Notwithstanding the purchase of the Company Shares by Buyer, Buyer and Seller acknowledge and agree that it is the intent of the Parties that Seller shall be responsible for all Excluded Liabilities and Seller agrees to fully and timely pay all Excluded Liabilities.

(e) Purchase Price. Upon the terms and subject to the conditions contained herein, as consideration for the purchase of the Company Shares and in consideration for the agreements contained herein, at the Closing, Buyer agrees to pay to Seller at the Closing an aggregate of $150,000,000 (the “Purchase Price”) in cash or other immediately available funds by wire transfer (subject to adjustment as provided herein), less the sum of (x) such amount as required to repay the principal and interest and any other obligation to pay fees and expenses owing under the terms of the indebtedness for borrowed money and capital leases set forth on Schedule 2(e) (the “Outstanding Debt”), and (y) the Transaction Expenses.

(f) Purchase Price Adjustment. The Purchase Price shall be adjusted as follows:

(i) At Closing, the Purchase Price shall be increased or decreased (as adjusted, the “Adjusted Purchase Price”), as the case may be, on a dollar for dollar basis by the amount by which the Working Capital, calculated as of the Effective Date, as set forth on the Estimated Working Capital Statement, is greater or less than $7,988,616 (the “Working Capital Target”).

(ii) As soon as practicable (but in any event at least five days prior to Closing), Company shall prepare and deliver to Buyer an estimated calculation of the Working Capital as of the Effective Date (the “Estimated Working Capital Statement”). The Estimated Working Capital Statement shall be prepared in accordance with the rules set forth on Schedule 2(f) and the working capital adjustments described on Schedule 2(f)(ii) (the “Working Capital Target Adjustments”).

(g) The Adjusted Purchase Price shall be subject to adjustment, if any, after the Closing Date as specified in this §2(g).

(i) As soon as practicable following the Closing, Buyer shall prepare a statement of the Working Capital as of the Effective Date (the “Draft Working Capital Closing Statement”). The Draft Working Capital Closing Statement shall be prepared in conformity with GAAP and in accordance with the rules set forth on Schedule 2(f). Buyer will deliver the Draft Working Capital Closing Statement to Seller not later than 90 calendar days following the Closing Date.

(ii) The Draft Working Capital Closing Statement shall be final and binding upon the Parties, and shall be deemed to be the Working Capital Closing Statement, unless, within 30 calendar days of receipt of the Draft Working Capital Closing Statement from Buyer, Seller shall provide to Buyer a report indicating its objections, if any, to the Draft Working Capital Closing Statement. Any such objections shall be set forth in reasonable detail in a report (the “Seller’s Report”) that shall indicate the grounds upon which Buyer disputes that the Draft Working Capital Closing Statement has been drawn up in accordance with GAAP and as adjusted in accordance with Schedule 2(f).

(iii) Within 30 calendar days of the receipt by Buyer of the Seller’s Report, Seller and Buyer shall endeavor to agree on any matters in dispute.

(iv) If Buyer and Seller are unable to agree on any matters in dispute within 30 calendar days after receipt by Buyer of the Seller’s Report, the matters in dispute will be submitted for resolution to the office of Ernst & Young in Cincinnati, Ohio or such other nationally recognized, independent accounting firm as may be mutually acceptable to Seller and Buyer (the “Independent Accounting Firm”), which shall within 30 calendar days of such submission determine and issue a written report to Seller and Buyer regarding such disputed items and such written decision shall be final and binding upon the Parties. Company, Seller and Buyer shall cooperate with each other and each other’s representatives to enable the Independent Accounting Firm to render a written decision as promptly as possible. Buyer and Seller shall bear the fees and disbursements of the Independent Accounting Firm equally.

(v) The working capital statement incorporating the resolution of matters in dispute with respect to Working Capital (or, if a Seller’s Report is not provided within the time prescribed in §2(g)(ii), the Draft Working Capital Statement) is referred to as the “Working Capital Closing Statement.” The Working Capital Closing Statement shall have the legal effect of an arbitral award and shall be final, binding and conclusive on the Parties.

(vi) In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

(vii) If the Working Capital calculated by reference to the Working Capital Closing Statement (the “Closing Working Capital”) is less than the Working Capital as shown on the Estimated Working Capital Statement, the Adjusted Purchase Price shall be reduced by an amount equal to such shortfall (the “Purchase Price Reduction”). Seller shall pay to Buyer the amount of the Purchase Price Reduction. If the Closing Working Capital is more than the Working Capital as shown on the Estimated Working Capital Statement, the Adjusted Purchase Price shall be increased by an amount equal to such excess (the “Purchase Price Increase”). Buyer shall pay the amount of such Purchase Price Increase to Seller.

(viii) Any payments to be made pursuant to this §2(g) shall be made in cash within 10 calendar days after the date of receipt by Buyer and Seller of the Working Capital Closing Statement as finally established pursuant to this §2(g).

(h) Net Cash Payment to Seller. Immediately prior to the earlier of the Closing Date or the Effective Date, Seller shall cause Company to pay Seller an aggregate amount (and may cause each Subsidiary of Company to pay to Company any necessary component thereof) equal to Seller’s good faith estimate of the excess (if any) of (i) the consolidated Cash of Company and its Subsidiaries as of the Effective Date over (ii) the aggregate amount of Cash necessary (which shall include any restricted Cash (such as with respect to the Bowling Green acquisition)) required to be left in Company or its Subsidiaries in order for Seller to meet the Working Capital Target. Seller may cause (A) Company to make any such payment to them in the form of a dividend and (B) any Subsidiary of Company to make any such payment to Company in the form of a dividend or an intercompany loan.

(i) Closing. Subject to §7, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Dinsmore & Shohl LLP, in Cincinnati, Ohio commencing at 9:00 a.m. local time, on the later of (i) December 29, 2006 or (ii) three (3) business days after the satisfaction or waiver of all conditions to closing contained in §7 or such other time and/or place as the Parties otherwise agree (the “Closing Date”). Notwithstanding the date on which the Closing occurs, all of the incidents of economic ownership attributable to Company shall be deemed transferred to Buyer on the Effective Date, and all prorations and allocations required by this Agreement shall be determined as of the Effective Date.

(j) Deliveries at Closing.

(i) At the Closing, Seller will deliver to Buyer the following:

(A) stock certificates representing all of its Company Shares, endorsed in blank or accompanied by duly executed assignment documents and stock powers;

(B) the Trademark Assignment Agreement duly executed by Seller and Company;

(C) the Reimbursement Agreement duly executed by Seller;

(D) the Transition Services Agreement duly executed by Seller;

(E) all consents and approvals from the governmental authorities and other third parties required or necessary as a result of the transactions contemplated hereby;

(F) payoff letters in form reasonably satisfactory to Buyer for the Outstanding Debt set forth on Schedule 2(e);

(G) invoices for all Transaction Expenses to be paid at Closing; and

(H) all other documents required to be delivered pursuant to §7 not specifically mentioned in this §2(j)(i).

(ii) At the Closing, Buyer will deliver and tender or cause to be delivered and tendered, the following:

(A) to Seller, the Adjusted Purchase Price (less the amounts paid to Company pursuant to subsection (B) and (C) below in accordance with §2(e) and §2(f)), by wire transfer of immediately available funds;

(B) to Company, cash in immediately available funds in an amount sufficient to repay the Outstanding Debt;

(C) to Company, cash in immediately available funds in an amount sufficient to pay all Transaction Expenses for which invoices were delivered pursuant to §2(j);

(D) the Trademark Assignment Agreement duly executed by Buyer;

(E) all other documents required to be delivered pursuant to §7 and not specifically mentioned above in this §2(j)(ii).

(k) The parties acknowledge that any amounts owed Company or its subsidiaries by affiliates of Seller that conduct the Pediatric Business will be cancelled on or prior to the distribution of the Excluded Entities to Sellers, which shall occur prior to the earlier of the Effective Date or the Closing Date.

§3. Representations and Warranties Concerning Transaction.

(a) Seller’s Representations and Warranties. As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, Seller hereby represents and warrants to Buyer, except as set forth in Annex I hereto, as follows:

(i) Organization of Seller. Seller is duly organized, validly existing, and in good standing under the laws of Ohio.

(ii) Authorization of Transaction. Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity (the exceptions set forth in (i) and (ii), the “Enforceability Exceptions”). Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.

(iii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority, or court to which Seller is subject or, any provision of its charter, bylaws, regulations, or other governing documents, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which he, she, or it is bound or to which any of his, her, or its assets is subject, or (C) result in the imposition or creation of a Lien upon or with respect to Company Shares.

(iv) Brokers’ Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement other than to McDonald Investments, Inc.

(v) Company Shares. Seller holds of record and owns beneficially the number of Company Shares set forth in §4(b), free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any capital stock of Company. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Company.

(b) Buyer’s Representations and Warranties. As a material inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereunder, Buyer hereby represents and warrants to Buyer, except as set forth in Annex II attached hereto, as follows:

(i) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.

(ii) Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

(iii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority, or court to which Buyer is subject or any provision of its charter, bylaws, regulations or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

(iv) Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller will have any liability following the Closing.

(v) Investment. Buyer is not acquiring the Company Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

§4. Representations and Warranties Concerning Company and Its Subsidiaries. As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, each of Seller and Company, jointly and severally, hereby make the representations and warranties set forth in this §4, subject to the information disclosed in the disclosure schedule delivered by Seller to Buyer on the date hereof (the “Disclosure Schedule”). For purposes of this §4, except where specifically noted, all references to the Subsidiaries of Company contained in this §4 shall be deemed to be referring to the Subsidiaries of Company other than the Excluded Entities.

(a) Organization, Qualification, Corporate Power, and Authorization of Transaction.

(i) Each of Company and its Subsidiaries are corporations or other business entities duly organized, validly existing, and in good standing under the laws of the jurisdiction of their incorporation. Each of Company and its Subsidiaries are duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect.

(ii) Each of Company and its Subsidiaries have full corporate or other power and authority to carry on the business in which they are engaged and to own and use the properties owned and used by them. Schedule 4(a) lists the directors and officers of Company and each of its Subsidiaries.

(iii) Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Company, enforceable in accordance with its terms and conditions, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement other filings required to be made pursuant to the Hart Scott Rodino Act and the approvals required as listed on Schedule 4(a)(iii). The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Company.

(b) Capitalization. The entire authorized capital stock of Company consists of 750 Company Shares, of which 100 Company Shares are issued and outstanding and zero Company Shares are held in treasury. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Company.

(c) Non-contravention. Except as set forth on Schedule 4(c), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority, or court to which Company or any of its Subsidiaries are subject or any provision of the charter or bylaws of Company and any of its Subsidiaries except where the violation would not have a Material Adverse Effect, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract required to be set forth on Schedule 4(n) to which any of Company or its Subsidiaries is a party or by which it is bound or to which any of its assets is subject. Neither Company nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give such notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

(d) Brokers’ Fees. Neither Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. None of Company or any of its Subsidiaries is bound by any agreement or commitment for the provision of investment banking or financial advisory services with respect to any recapitalization, issuance of debt or equity securities or other capital or financing transactions involving Company or its Subsidiaries.

(e) Title to Tangible Assets. Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the material tangible assets they use in the conduct of the Business, free and clear of all Liens. The machinery, equipment, vehicles and other tangible assets of Company and its Subsidiaries have been maintained in good working condition (normal wear and tear excepted) and are sufficient for the conduct of the Business as presently conducted. Seller does not own any of the assets currently utilized in the Business.

(f) Subsidiaries. Schedule 4(f) sets forth for each Subsidiary of Company (i) its name and jurisdiction of incorporation, (ii) the number of authorized shares for each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of Company have been duly authorized and are validly issued, fully paid, and non-assessable. One of Company and its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of Company as set forth in Schedule 4(f). Except for the Subsidiaries set forth in Schedule 4(f), neither Company nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

(g) Financial Statements. Attached hereto as Exhibit A are the following financial statements (collectively the “Financial Statements”): (i) audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2005, December 31, 2004, and December 31, 2003 for Company and its Subsidiaries; and (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the ten months ended October 31, 2006 (the “Most Recent Fiscal Month End”) for Company and its Subsidiaries. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby and present fairly the financial condition of Company and its Subsidiaries as of such dates and the results of operations of Company and its Subsidiaries for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items. Notwithstanding anything to the contrary, the Parties acknowledge and agree that Buyer shall not be entitled to make any claims for indemnification with respect to the specific adjustments to Working Capital and the specific underlying assumptions related thereto set forth on the Working Capital Target Adjustments.

(h) Events Subsequent to September 30, 2006. Since September 30, 2006, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date:

(i) neither Company nor any of its Subsidiaries has sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;

(ii) neither Company nor any of its Subsidiaries has entered into any agreement, contract, lease, or license, which involves consideration in excess of $100,000, outside the Ordinary Course of Business;

(iii) no party (including Company or any of its Subsidiaries) has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which Company or any of its Subsidiaries is a party or by which any of them is bound;

(iv) neither Company nor any of its Subsidiaries has imposed any Lien upon any of its assets, tangible or intangible;

(v) neither Company nor any of its Subsidiaries has made any material capital expenditures outside the Ordinary Course of Business;

(vi) neither Company nor any of its Subsidiaries has made any material capital investment in, or any material loan to, any other Person outside the Ordinary Course of Business;

(vii) Company and its Subsidiaries have not created, incurred, assumed, or guaranteed more than $250,000 in aggregate indebtedness for borrowed money and capitalized lease obligations;

(viii) neither Company nor any of its Subsidiaries has transferred, assigned, or granted any license or sublicense of any material rights under or with respect to any Intellectual Property;

(ix) there has been no change made or authorized in the charter or bylaws of Company or any of its Subsidiaries;

(x) neither Company nor any of its Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock except for a distribution or sale of the Excluded Entities;

(xi) neither Company nor any of its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(xii) neither Company nor any of its Subsidiaries has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

(xiii) neither Company nor any of its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees;

(xiv) neither Company nor any of its Subsidiaries has entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xv) neither Company nor any of its Subsidiaries has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

(xvi) neither Company nor any of its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(xvii) neither Company nor any of its Subsidiaries has made any other material change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

(xviii) neither Company nor any of its Subsidiaries has made any loans or advances of money;

(xix) neither Company nor any of its Subsidiaries has had any Permit, Company Accreditation or any Company Reimbursement Approval suspended, revoked or terminated (whether due to nonrenewal or otherwise); and

(xx) neither Company nor any of its Subsidiaries has committed to any of the foregoing.

(i) Undisclosed Liabilities. Neither Company nor any of its Subsidiaries has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business.

(j) Legal Compliance. Company and each Subsidiary is in compliance in all material respects with all Laws of any Governmental Authority applicable to its business or operations, including all Laws with respect to employment of professionals by non-professionals and those with respect to the payment for, or the referral of, services to be covered by, as well as other requirements for participation in, all federal and state health care programs (e.g., Medicare and Medicaid). Except as set forth on Schedule 4(j), neither Company nor any Subsidiary has received any written or other notice or been charged with the violation of any Laws. To the Knowledge of Company, neither Company nor any Subsidiary is under investigation with respect to the violation of any Laws and, to the Knowledge of Company, there are no facts or circumstances which could form the basis for any such violation. Company and each Subsidiary currently has all Permits which are required for the operation of the business as presently conducted except for such Permits the failure of which to possess will not materially and adversely effect the ability of any of Company or its Subsidiaries to conduct its business as presently conducted, and all such Permits are valid and in full force and effect and will remain so immediately after consummation of the transactions contemplated hereby. No challenge, revocation, suspension, cancellation or termination of any of such Permits, to the Knowledge of Company, is threatened, other than expiration in accordance with the terms thereof. Company is in compliance with its obligations under such Permits. Company and each Subsidiary is, and at all times during the past 12 months has been, in material compliance with respect to its obligations under the rules and regulations of all applicable accrediting and similar bodies. Neither Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or lapse of time or both, would constitute a default or violation) of any term, condition or provision of the certificate of incorporation and the by-laws of Company or such Subsidiary, as the case may be.

(k) Tax Matters.

(i) Each of Company and its Subsidiaries has filed all Tax Returns that they were required to file prior to the Closing Date under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. Except for items being disputed in good faith by proceedings in accordance with applicable law (and for which appropriate reserves have been established in the Financial Statements), all Taxes due and owing by Company or any of its Subsidiaries have been paid. Neither Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company or any of its Subsidiaries.

(ii) Each of Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iii) No Seller or director or officer (or employee responsible for Tax matters) of Company or any of its Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign federal, state or local tax audits or administrative or judicial Tax proceedings are pending or being conducted (for which notice has been provided to Company or its Subsidiaries) with respect to Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries has received from any foreign, federal, state or local taxing authority (including jurisdictions where Company or its Subsidiaries have not filed Tax Returns) and (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against Company or any of its Subsidiaries. Schedule 4(k)(iii) of the Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to any of Company or its Subsidiaries for taxable periods ended on or after December 31, 2001, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered (or will deliver as soon as practical following the date hereof and in any event no later than 5 Business Days prior to the Closing Date) to Buyer complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Company or any of its Subsidiaries filed or received since December 31, 2001.

(iv) Neither Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) Neither Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local or foreign Tax law). Neither Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Each of Company and its Subsidiaries has disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. Neither Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither Company nor any of its Subsidiaries has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group, the common parent of which was Company), or (B) has any Tax Liability for the Taxes of any Person (other than Company or any of its Subsidiaries) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(vi) Schedule 4(k)(vi) of the Disclosure Schedule sets forth the following information as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the basis of Company and its Subsidiary in its assets; (B) the basis of the stockholder(s) of each direct and indirect Subsidiary of Company (including each of the Excluded Entities) in its stock (or the amount of any excess loss account); (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to Company or its Subsidiary (including the Excluded Entities); and (D) the amount of any deferred gain or loss allocable to Company or its Subsidiary (including the Excluded Entities) arising out of any intercompany transaction.

(vii) The unpaid Taxes of Company and its Subsidiaries (A) did not, as of the date of the Most Recent Financial Statements, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of Company and its Subsidiaries in filing their Tax Returns. Since the date of the Most Recent Financial Statements, neither Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(viii) Neither Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(ix) Neither Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(x) Company has not engaged in or otherwise participated in any reportable transaction “or” “listed transaction” as defined in Section 6707A of the Code.

(l) Real Property.

(i) Schedule 4(l)(i) sets forth the address and description of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property:

(A) Company or one of its Subsidiaries has good and marketable fee simple title, free and clear of all Liens, except Permitted Encumbrances;

(B) except as set forth in Schedule 4(l)(i)(B), neither Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(C) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(ii) Schedule 4(l)(ii) sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Seller has delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Schedule 4(l)(ii), with respect to each of the Leases:

(A) such Lease is legal, valid, binding, enforceable and in full force and effect;

(B) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease (except for those Leases for which Lease Consents (as hereinafter defined) are obtained), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(C) none of Company’s or any of its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and, to the Knowledge of Company, there are no disputes with respect to such Lease;

(D) neither Company, nor any of its Subsidiaries nor, to the Knowledge Company, any other party to the Lease is in breach of or default under such Lease, and, to the Knowledge of Company, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(E) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(F) neither Company nor any of its Subsidiaries owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(G) the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, Company or any of its Subsidiaries;

(H) neither Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and

(I) neither Company nor any of its Subsidiaries has collaterally assigned or granted any other Lien in such Lease or any interest therein.

(iii) The Owned Real Property identified in Schedule 4(l)(i), and the Leased Real Property identified in Schedule 4(l)(ii) (collectively, the “Real Property”) comprise all of the real property used or intended to be used in the business of Company and its Subsidiaries; and neither Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(iv) There are no pending or, to the Knowledge of Company, contemplated, zoning changes, “floor area ratio” changes, variances, special zoning exceptions, conditions or agreements which have or would reasonably be expected to have a Material Adverse Effect. Public utilities currently serve all utility requirements necessary for the current use of all Real Property. All of the Real Property are currently zoned in the zoning category which permits operation of such properties as now used, operated and maintained for the operation of the Business, and none of such Real Property nor its respective use is in violation of any local governmental rule, ordinance, regulation or building code.

(v) Neither Company nor any of its Subsidiaries has received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting any parcel of Real Property or any portion thereof or interest therein. To the Knowledge of Company, there is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of the Business.

(m) Intellectual Property.

(i) Since January 1, 2002, Company and its Subsidiaries have not interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of third parties, and Seller and the directors and officers of Company and its Subsidiaries have not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation which is pending (including any claim that Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Company, no third party has interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of Company or any of its Subsidiaries.

(ii) Schedule 4(m)(ii) sets forth a complete and correct list of all Intellectual Property owned or used by Company and its Subsidiaries. Except as set forth on Schedule 4(m)(ii), Company and its Subsidiaries owns and possesses all right, title and interest in and to, or has a written and enforceable license to use, all Intellectual Property set forth on Schedule 4(m)(ii), free and clear of all Encumbrances (other than Permitted Encumbrances) and (i) Company and its Subsidiaries have taken commercially reasonable measures to protect the proprietary nature of all Intellectual Property that they own or possess the exclusive rights to license or transfer, including such commercially reasonable measures to maintain in confidence all trade secrets and confidential information that they presently own or use, and (ii) Company and its Subsidiaries have made the necessary filings and recordations and have paid all required fees to record and maintain their ownership of all registrable Intellectual Property.

(iii) Schedule 4(m)(ii) lists, as of the date hereof, all licenses to which Company or any of its Subsidiaries is a party and pursuant to which any Person has been granted any right to use any Intellectual Property of Company or any of its Subsidiaries. To the Knowledge of Company, no event has occurred which with notice or lapse of time would constitute a breach or default by Company and its Subsidiaries or any other party to such licenses, or permit the termination, modification or acceleration of any rights thereunder by any party thereto.

(iv) No item of Intellectual Property listed on Schedule 4(m)(ii) belonging to, or licensed to, Company or any of its Subsidiaries is subject to any outstanding judgment, order, decree, stipulation or injunction to which Company or any of its Subsidiaries is a party or has been specifically named.

(v) Seller has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date). Except as set forth on Schedule 4(m)(v), all Intellectual Property set forth on Schedule 4(m)(ii) will be owned by or available for use by the Buyer immediately following the Closing on identical terms and conditions as currently owned or used.

(vi) Neither Company nor any of its Subsidiaries have received any notice of any claim by any third party contesting the validity, enforceability, use or ownership of any Intellectual Property owned or used by Company or any of its Subsidiaries, nor to the Knowledge of Company, is any such claim threatened.

(vii) No government funding or university or college facilities were used in the development of any Intellectual Property or trade secret of Company or any of its Subsidiaries or was developed pursuant to any contract or other agreement with any Person except pursuant to contracts or agreements listed in Schedule 4(m)(viii).

(viii) With respect to each item of Intellectual Property required to be identified in Schedule 4(m)(ii) neither Company nor any of its Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(ix) Schedule 4(m)(iii) lists, as of the date hereof, all licenses to which Company or any of its Subsidiaries is a party and pursuant to which Company and its Subsidiaries are authorized to use any Intellectual Property, trade secrets or confidential information owned by or licensed to another Person (“Third Party Intellectual Property”) in connection with the Business. Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). Except as set forth in Schedule 4(m)(iii), the execution and delivery of this Agreement by Seller, and the consummation of the transactions contemplated hereunder, will not cause Company or any of its Subsidiaries to be in violation or default under any license relating to the Intellectual Property, including any Third Party Intellectual Property, nor terminate nor modify nor entitle any other party to any such license to terminate or modify such license, nor limit in any way, after the consummation of the transactions contemplated hereunder, Buyer’s ability to conduct the Business or use or provide the use of any such Proprietary Right of any of the Companies or any Third Party Intellectual Property. With respect to each item of Intellectual Property required to be identified in Schedule 4(m)(iii):

(A) the license covering such item is legal, valid, binding, enforceable and in full force and effect with respect to Company and its Subsidiaries, and, to the Knowledge of Company, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto;

(B) no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(C) no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof;

(D) neither Company nor any of its Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission;

(E) no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Seller, Company or its Subsidiaries, including without limitation, a failure by Seller, Company or its Subsidiaries to pay any required maintenance fees); and

(F) the Third Party Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation or injunction to which Company or any of its Subsidiaries are a party or has been specifically named, nor, to the Knowledge of Company, subject to any claim, pending or threatened, or any other outstanding judgment, order, decree, stipulation, or injunction, that would affect any of Company’s rights to use such Third Party Intellectual Property or materially interferes with the conduct of the Business.

(n) Contracts. Schedule 4(n) lists the following contracts and other agreements to which Company or any of its Subsidiaries is a party:

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $200,000 per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 1 year or involve consideration in excess of $200,000;

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $100,000 in the aggregate or under which it has imposed a Lien on any of its assets, tangible or intangible;

(v) concerning any confidentiality obligations entered into outside the ordinary course of business;

(vi) under which Company, any of its Subsidiaries or any of their respective current or former employees (A) is restricted from carrying on its business or any part thereof, (B) is subject to any non-solicitation obligations (other than pursuant to provider agreements entered into in the ordinary course of business), or (C) is restricted from competing in any line of business or with any Person;

(vii) any agreement with Seller and its Affiliates (other than Company and its Subsidiaries);

(viii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

(ix) any collective bargaining agreement;

(x) any written agreement for the employment of any individual on a full-time, part-time, consulting, or other basis or any written agreement providing material severance benefits;

(xi) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

(xii) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(xiii) any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

(xiv) any settlement, conciliation or similar agreement, the performance of which will involve payment after the Most Recent Fiscal Month End of consideration in excess of $50,000, or imposition of monitoring or reporting obligations to any Governmental Entity outside the ordinary course of business;

(xv) any agreement under which Company or any of its Subsidiaries has advanced or made loans to any other Person (other than trade receivables in the Ordinary Course of Business); or

(xvi) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $200,000.

Seller has delivered to Buyer a correct and complete copy of each written agreement listed in Schedule 4(n) (as amended to date). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) none of Company or its Subsidiaries, or to the Knowledge of Company, any other party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any material provision of the agreement.

(o) Powers of Attorney. To the Knowledge of Company, there are no outstanding powers of attorney executed on behalf of Company or any of its Subsidiaries.

(p) Litigation. Schedule 4(p) sets forth each instance in which Company or any of its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, which involves a monetary claim or claims in excess of $50,000 or injunctive or other equitable relief. To the Knowledge of Company, there is no action, suit, or other proceeding threatened against Company or any of its Subsidiaries, except where the threatened action, suit or other proceeding would not have a Material Adverse Effect.

(q) Employees. To the Knowledge of Company, no executive, key employee, or significant group of employees plans to terminate employment with Company or any of its Subsidiaries during the next 12 months. Neither Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past 3 years. Neither Company nor any of its Subsidiaries has committed any material unfair labor practice. To the Knowledge of Company, there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of Company or any of its Subsidiaries. With respect to this transaction, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been satisfied. Within the past 3 years, neither Company nor any of its Subsidiaries has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance (collectively, the “WARN Act”), and no such action will be implemented without advance notification to Buyer. Schedule 4(q) sets forth: (i) a complete list of all of Company and its Subsidiaries’ employees, and rates of pay, (ii) a description of any and all fringe benefits and personnel policies, (iii) the employment dates and job titles of each such Person, (iv) categorization of each such Person as a full-time or part-time employee of Company, and (v) whether any such Person has an employment agreement. Except as set forth on Schedule 4(q), none of Company and its Subsidiaries has any employment agreements with its employees and all such employees are employed on an at “at will” basis. All Persons with whom Company has engaged as independent contractors are properly classified as independent contractors for Tax purposes. Notwithstanding any of the above provisions of this §4(q), no representation, warranty or disclosure is made or required with respect to any agreement in the nature of a stay bonus, success fee, severance or similar agreement resulting from or related to the transactions contemplated by this Agreement.

(r) Employee Benefits.

(i) Schedule 4(r) lists each Employee Benefit Plan.

(A) Each Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code and other applicable laws, except where the failure to comply would not have a Material Adverse Effect.

(B) All contributions, premiums and payments (including all employer contributions and employee salary reduction contributions), which are or were required to be made under any such Employee Benefit Plan, any collective bargaining agreement or by law and which are due, have been timely paid to or on account of such plan and all such contributions, premiums and payments for any period ending on or before the Closing which are not yet due have been paid or fully accrued as required by law or otherwise in accordance with the past corporate custom and practice. All such contributions, premiums and payments intended to be deductible for income tax purposes have been or will be fully deducted and no such deduction has been challenged or disallowed or is expected to be challenged or disallowed.

(C) Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) has received, within the last four years, a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code §401(a) and no such determination letter has been revoked or has been threatened to be revoked, and, except as to amendments to comply with applicable laws which may be adopted during the plan’s remedial amendment period. Except as set forth on Schedule 4(r), there is no act or omission, facts, circumstances, events or condition, whether corrected or not, that could adversely affect the plan’s qualification.

(D) Except as set forth on Schedule 4(r), the consummation of the transaction contemplated by this Agreement will not give rise to any liability on the part of Company or its Subsidiaries under any Employee Benefit Plan, including, without limitation, liability for severance pay, unemployment compensation, termination pay or “withdrawal liability” (within the meaning of ERISA §4201) or accelerate the time of payment or vesting or increase the amount of cash or equity compensation or benefits due to any employee, director, shareholder, or partner of Seller, Company, any ERISA Affiliate thereof (whether current, former or retired) or their beneficiaries solely by reason of such transaction.

(ii) With respect to each Employee Benefit Plan that any of Company, its Subsidiaries, and any ERISA Affiliate maintains, or has maintained during the prior 3 years or to which any of them contributes, or has been required to contribute during the prior 3 years:

(A) Except as is set forth on Schedule 4(r), no action, suit, proceeding, hearing, audit, arbitration, claim or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending, incurred, made, commenced or threatened, except where the action, suit, proceeding, hearing, audit, arbitration, claim or investigation would not have a Material Adverse Effect and there have been no non-exempt “prohibited transactions” (within the meaning set forth in ERISA §406 or Code §4975) and no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan.

(B) The market value of assets under each such Employee Benefit Plan that is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested liabilities thereunder (determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination).

(C) No such Employee Benefit Plan is a Multiemployer Plan. Neither Company nor any of its Subsidiaries has incurred, and there is no reason to expect that they will incur, any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any “withdrawal liability)” within the meaning of ERISA § 4201) or under the Code with respect to any such Employee Benefit Plan that is a Multiemployer Plan.

(D) With respect to each Employee Benefit Plan that is funded or partially funded through an insurance policy, none of Seller, Company nor any ERISA Affiliate thereof has incurred any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the Closing.

(E) Any such Employee Benefit Plan subject to the requirements of Code §409A complies, in form and operation (but subject to all applicable transition period relief), with the applicable requirements of Code §409A, including any regulations promulgated in proposed or final form and guidance issued thereunder.

(F) None of Seller, Company, any ERISA Affiliate thereof or any director, officer or employee thereof, has made any promise or commitment, whether legally binding or not, to create any additional plan, agreement or arrangement, or to modify or change, other than changes required under applicable laws, any such Employee Benefit Plan.

(G) Except as provided in Code §4980B of the Code, or except as set forth in Schedule 4(r), no individual shall accrue or receive additional benefits, service or accelerated rights to payment of benefits under or in connection with any Employee Benefit Plan as a direct result of the transactions contemplated by this Agreement. No event, condition or circumstance exists that could result in an increase of the benefits provided under any such Employee Benefit Plan or the expense of maintaining any such Employee Benefit Plan from the level of benefits or expense incurred for the most recent fiscal year ended before the Closing.

(H) No event, condition, or circumstance exists that would prevent the amendment, modification or termination of any such Employee Benefit Plan.

(I) With respect to each such Employee Benefit Plan that Buyer will assume as a result of the transaction contemplated by this Agreement, Seller has delivered or caused to be delivered to Buyer and its counsel true and complete copies of the following documents, as and to the extent applicable to each respective Employee Benefit Plan: (i) all plan documents with all amendments thereto; (ii) the most current summary plan description (or employee summary, if not subject to ERISA) with any applicable summaries of material modifications thereto as well as any other material employee communications, and notices of privacy; (iii) the most recent IRS determination letter and, if a request for such a letter has been filed and is currently pending with the IRS, a copy of such filing; (iv) the three most recently prepared annual reports on IRS Forms 5500, together with all schedules and attachments thereto; (v) the three most recently prepared actuarial valuation reports; (vi) the most recently prepared financial statements; (vii) all material related contracts with all amendments thereto, including without limitation, trust agreements, insurance contracts, service provider agreements, investment management agreements, investment advisory agreements and any other funding agreements, and HIPAA business associate agreements; and (viii) any and all plan-related policies and procedures, including but not limited to loan policy, investment and funding policies, qualified domestic relations order procedures, qualified medical child support procedures, HIPAA privacy and security policies and procedures.

(s) Medicare, Medicaid; Company’s Legal and Billing Compliance.

(i) None of Company or its Subsidiaries has engaged in any activity or contractual relationship, including the filing or submission or any claim for reimbursement, report or other documentation, in violation of 42 C.F.R. § 424.22(d), the False Claims Act (31 U.S.C. Section 3729), the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104 191, 110 Stat. 1936 (1996), the Fraud and Abuse provisions of Section 1128B of the Social Security Act, the Medicare and Medicaid Patient and Program Protection Act of 1987 (42 U.S.C. Section 1320a 7b), Section 1877 of the Medicare Act (42 U.S.C. Section 1395nn) (the Stark anti referral amendments), as amended, or any directives, rules or regulations thereunder promulgated by the U.S. Department of Health and Human Services, or any comparable rules and regulations promulgated by any other federal or state agency; or which results in the over utilization of health care services by patients or improper denial of health care services to patients.

(ii) Neither Company, its Subsidiaries, nor to the Knowledge of Company any agent acting on behalf of or for the benefit of any thereof, has directly or indirectly (1) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors or third-party payors of Company or its Subsidiaries to obtain business or payments from such Person; (2) given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractors, third-party payor or any other Person; (3) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent, where the contribution, payment or gift is or was illegal under applicable Laws; (4) established or maintained any unrecorded fund or asset for any purpose, or made any false or artificial entries on any of its books or records for any reason; or (5) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any Person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment.

(iii) Neither Company, its Subsidiaries, nor any of their respective officers or directors is a party to any contract, lease or other agreement, including, but not limited to, any joint venture or consulting agreement, with any physician, hospital, nursing facility, home health agency, hospice or other Person or entity who is in a position to make or influence referrals to or otherwise generate business for Company that (i) does not comply with a safe harbor under 42 U.S.C. 1320a-7b(b) (the Fraud and Abuse Anti-Kickback statute); or (ii) violates 42 U.S.C. 1395nn and 1395(q) (the Stark Law).

(iv) All billing practices by Company and its Subsidiaries to all third-party payors, including, but not limited to, the federal Medicare program, state Medicaid programs, private insurance companies and self insured employers or entities, have been in compliance with all applicable Laws, regulations and policies of all such third-party payors in all material respects, and neither Company nor any Subsidiary has billed for or received any payment or reimbursement in excess of amounts allowed by law. Each of Company and its Subsidiaries has timely filed all requisite claims and other reports required to be filed in connection with all Medicare and Medicaid programs due on or before the date hereof, which claims and reports are complete and correct in all material respects. There are no claims, actions, payment reviews or appeals pending or, to the Knowledge of Seller, threatened before any commission, board or agency, including, without limitation, any intermediary or carrier, the Administrator of the Health Care Financing Administration, or any applicable state program, with respect to any Medicare or Medicaid claims filed by Company or its Subsidiaries on or before the date hereof or program compliance matters which would adversely affect Company or its Subsidiaries, the operations or utility thereof, or the consummation of the transactions contemplated hereby. No validation review or program integrity review related to Company or its facilities has been conducted by any commission, board or agency in connection with the Medicare or Medicaid program, and no such reviews are scheduled, pending or threatened against or affecting Company, its Subsidiaries or its facilities or the consummation of the transactions contemplated hereby.

(v) Accreditations. Each of Company and its Subsidiaries holds all Accreditations necessary or required by applicable Laws or Governmental Authority for the operation of the Business of Company and its Subsidiaries, and Schedule 4(s)(v) sets forth all such Accreditations held by each of Company and its Subsidiaries as of the date hereof (individually, a “Company Accreditation,” and collectively, the “Company Accreditations”). There are no pending or, to the Knowledge of Company, threatened suits or proceedings that could reasonably be expected to result in the suspension, revocation, restriction, amendment or nonrenewal of any Company Accreditations, and no event which (whether with notice or lapse of time or both) could reasonably be expected to result in a suspension, revocation, restriction, amendment or nonrenewal of any Company Accreditation has occurred. Each of Company and its Subsidiaries is in compliance with the terms of the Company Accreditations. Except as set forth on Schedule 4(s)(v), since December 31, 2002, Company and its Subsidiaries have maintained, and not failed to renew or reapply for, any Accreditations that benefit the Business.

(vi) Reimbursement Approvals. Each of Company and its Subsidiaries holds all Reimbursement Approvals necessary or required by applicable law or Governmental Authority for the operation of the Business. Schedule 4(s)(vi) sets forth all such Reimbursement Approvals held by Company and its Subsidiaries as of the Closing Date or to be obtained by each Company within 90 days following the Closing Date (individually, a “Company Reimbursement Approval,” and collectively, the “Company Reimbursement Approvals”). There are no pending or, to the Knowledge of Company, threatened suits or proceedings that could reasonably be expected to result in the suspension, revocation, restriction, amendment or nonrenewal of any Company Reimbursement Approvals, and no event which (whether with notice or lapse of time or both) could reasonably be expected to result in a suspension, revocation, restriction, amendment or nonrenewal of any Company Reimbursement Approval has occurred. Each of Company and its Subsidiaries is in compliance with the terms of the Company Reimbursement Approvals.

(vii) Surveys, Audits and Investigations. Schedule 4(s)(vii) sets forth, as of the date hereof, (i) a list of the dates of all surveys performed by any Governmental Authority or pursuant to any Permit, Company Accreditation or Company Reimbursement Approval to which Company or its Subsidiaries was a party at any time during the five-year period ending on the date hereof, and any deficiencies for which a plan of correction was required (the “Health Care Surveys”) and (ii) a list of all notices of material noncompliance, requests for material remedial action, return of overpayment or imposition of fines (whether ultimately paid or otherwise resolved) by any Governmental Authority or pursuant to any Permit, Company Accreditation or Company Reimbursement Approval at any time during the five-year period ending on the date hereof (the “Health Care Audits”). Each of Company and its Subsidiaries has prepared and submitted timely all corrective action plans required to be prepared and submitted in response to any Health Care Surveys or Health Care Audits and has implemented all of the corrective actions described in such corrective action plans. None of Company or its Subsidiaries has any (A) uncured deficiency that could lead to the imposition of a remedy or (B) existing accrued and/or unpaid indebtedness to any Governmental Authority or pursuant to any Company Reimbursement Approval, including Medicare or Medicaid.

(viii) Medicare, Medicaid Fraud. Neither Company nor any Subsidiary has been convicted of or indicted for a Medicare, Medicaid or Federal programs, as defined in 42 U.S.C. § 1 320a-7b(f), related offense, nor has Company or any Subsidiary nor any of their respective officers, directors or stockholders been debarred, excluded or suspended from participation in

Medicare, Medicaid or any other federal health program or been subject to any order or consent decree of, or criminal or civil fine or penalty imposed by, any court or governmental agency related thereto. To the Knowledge of Company, neither Company nor any Subsidiary has contracted with (by employment or otherwise) any individual or entity that is excluded or suspended from participation in a Federal health care program, for the provision of items or services for which payment may be made under such Federal health care program.

(ix) Home Health Standards. Company and each Subsidiary has cared for their respective patients in compliance with all material standards pertaining to home health agencies.

(x) Caregiver Personnel. Each registered nurse, licensed practical nurse, home health aide or similar person (“Caregiver Personnel”) currently employed by Company or its Subsidiaries is duly licensed or certified pursuant to the Laws of the applicable state, and said license or certification has not been suspended, revoked or restricted in any manner. No Caregiver Personnel currently employed by Company or its Subsidiaries has been excluded or suspended from participation in the Medicare and Medicaid programs.

(t) Environmental, Health, and Safety Matters.

(i) Company, its Subsidiaries, and their respective predecessors and Affiliates have complied and are in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

(ii) Without limiting the generality of the foregoing, Company, its Subsidiaries, and their respective Affiliates have obtained, have complied, and are in compliance with, in each case in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of their facilities and the operation of their business; and a list of all such material permits, licenses and other authorizations is set forth on Schedule 4(t).

(iii) Neither Company, nor any of its Subsidiaries, nor their respective Affiliates has received any written or oral notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health, and Safety Requirements.

(iv) Except as set forth on Schedule 4(t), none of the following exists at any property or facility owned or operated by Company or its Subsidiaries: (1) underground storage tanks, (2) asbestos-containing material in any friable and damaged form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

(v) Neither Company nor any of its Subsidiaries, nor any of their respective predecessors or Affiliates have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future material liabilities, including any material liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or the Solid Waste Disposal Act, as amended (“SWDA”) or any other Environmental, Health, and Safety Requirements.

(vi) Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

(vii) Neither Company nor any of its Subsidiaries, nor their respective predecessors or Affiliates has designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos and none of such entities is or will become subject to any Asbestos Liabilities.

(viii) Seller, Company, and its Subsidiaries have furnished to Buyer all environmental audits, reports and other material environmental documents relating to Company’s, its Subsidiaries’, or their respective predecessors’ or Affiliates’ past or current properties, facilities, or operations that are in their possession or under their reasonable control.

(u) Permits.

(i) Schedule 4(u)(1) lists the Permits. No other governmental authorizations are necessary or required for Company or its Subsidiaries to lawfully conduct its business as currently conducted or for Company or its Subsidiaries to own, lease or use its assets, other than any governmental authorization that the failure to hold, own, possess or use would not reasonably be expected to have a Material Adverse Effect.

(ii) Each of the Permits is valid and in full force and effect. Company has not received any written notice that remains outstanding from any governmental authority regarding any actual or proposed revocation, withdrawal, suspension, cancellation or termination (other than by expiration) of any material Permit. Except as set forth on Schedule 4(u), the transactions contemplated by this Agreement will not adversely affect Company or its Subsidiaries’ right to utilize the Permits.

(v) Certain Business Relationships with Company and Its Subsidiaries. Except as set forth on Schedule 4(v), neither Seller nor its Affiliates (other than Company and its Subsidiaries) has been involved in any material business arrangement or relationship with Company or any of its Subsidiaries within the past 12 months and neither Seller nor its Affiliates owns any material asset, tangible or intangible, that is used in the business of Company and any of its Subsidiaries.

(w) Insurance. Schedule 4(w)(1) contains a complete and correct list (including the name of the insured entity) of all material policies of insurance maintained by Company or its Subsidiaries or by Seller for the benefit of Company or its Subsidiaries. All such policies are in full force and effect. Seller is not in default under any provision contained in any such insurance policy which would reasonably be expected to have a Material Adverse Effect upon the ability of the insured to collect insurance proceeds under such policy. Except as set forth on Schedule 4(w)(2), no claims exist under any insurance policy set forth on Schedule 4(w)(1).

(x) Inventories. All inventories carried by Company and its Subsidiaries reflected in the audited Financial Statements or the Latest Balance Sheet are, and, as of the Closing Date, will be, valued at the lower of cost or market (determined using the first in, first out method), in accordance with GAAP. Except to the extent of inventory reserves reflected in the Financial Statements, to the Knowledge of Company, the items included in such inventories are normal items of inventory carried by Company and its Subsidiaries, and are current, suitable and at customary prices for the filling of orders in the normal course of business, and are not obsolete, damaged or defective. Company and its Subsidiaries has all right, title and interest in the inventories reflected in the Financial Statements (except to the extent they have been sold in the ordinary course of business since the date thereof).

(y) Depository and Other Accounts. Schedule 4(y) sets forth a true, correct and complete list of all banks and other financial institutions and depositories at which Company maintains (or has caused to be maintained) deposit accounts, spread accounts, yield supplement reserve accounts, operating accounts, trust accounts, trust receivable accounts or other accounts of any kind or nature into which funds of Company is deposited from time to time. Such Schedule 4(y) correctly identifies the name and address of each depository, the name in which each account is held, the purpose of the account, the account number, the contact person at such depository and his or her telephone number.

(z) Books and Records. The minute books and similar records of Company and its Subsidiaries (a) contain true and complete records of all actions taken at any meeting of each of Company and its Subsidiaries’ stockholders, directors, or any committees thereof, as the case may be, and of all written consents executed in lieu of the holding of any such meeting.

(aa) Disclaimer of Other Representations and Warranties. Except as expressly set forth in §3 and this §4, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of Company, its Subsidiaries, or any of their respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in §3 and this §4, Buyer is purchasing the Company Shares on an “as-is, where-is” basis.

(bb) Holding Companies. Except as set forth in Schedule 4(bb), neither Company nor Deaconess HomeCare, Inc. (“DHI”) owns any assets other than the Subsidiaries set forth on Schedule 4(f), and has no liabilities of any nature, including without limitation, any noncompete or other obligations related to the sale of any entity or business or the Excluded Entities, other than the obligations and liabilities set forth in Schedule 4(bb). In addition, except as set forth in Schedule 4(bb), since December 31, 2000, neither Company nor DHI has owned any interest in any other Person other than such Subsidiaries and the Excluded Entities.

§5. Pre-Closing Covenants.

(a) Conduct of Business. From the date hereof to the Closing, except as expressly contemplated by this Agreement or otherwise consented to by Buyer in writing, Seller shall use reasonable best efforts to cause Company and its Subsidiaries to, and Company shall, and shall cause its Subsidiaries to:

(i) conduct the Business only in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

(ii) maintain in all material respects all of the structures, equipment, vehicles and other tangible personal property of the Business in its present condition, except for ordinary wear and tear and damage by unavoidable casualty and sales of inventory in the ordinary course of business;

(iii) preserve and maintain all Proprietary Rights used in the Business substantially in accordance with current business practices;

(iv) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried with respect to the Business;

(v) perform in all material respects all obligations under leases, agreements, contracts and instruments relating to or affecting the Business;

(vi) maintain the books of account and records of the Business in the usual, regular and ordinary manner;

(vii) comply in all material respects with all Laws applicable to the conduct of the Business;

(viii) not enter any employment agreement or commitment to employees of the Business or effect any increase in the compensation or benefits payable or to become payable to any officer, director or employee of the Business other than increases in non-officer employee compensation effected in the ordinary course of business;

(ix) create or permit to exist any Encumbrance on the assets of Company or any of its Subsidiaries;

(x) not enter into or modify any agreement for indebtedness or any Contract obligating Company or any of its Subsidiaries to purchase goods or services for a period of 90 days or more, or sell, lease, license or otherwise dispose of any asset of the Business (other than dispositions of obsolete assets and inventory in the ordinary course of business) or acquire any substantial assets other than replacement assets, inventory and supplies to be used in the Business;

(xi) not take any action with respect to, or make any material change in its account or Tax policies or procedures, except as may be required by changes in GAAP upon the advice of its independent accountants;

(xii) make or revoke any Tax election or settle or compromise any Tax liability, or amend any Tax Return;

(xiii) not issue any capital stock of Company or its Subsidiaries or securities convertible into capital stock of Company or its Subsidiaries;

(xiv) sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of Company and its Subsidiaries (except in the Ordinary Course of Business or for the purpose of disposing of obsolete or worthless assets) other than the distribution or sale of the Excluded Entities; or

(xv) not authorize or enter into any commitment with respect to any of the matters described in (viii), (ix), (x), (xiii) or (xiv) above.

(b) Access to Information.

(i) Buyer’s Investigation. Between the date of this Agreement and the Closing Date, Company will (A) give Buyer and its authorized representatives (including lenders, legal counsel and accountants) reasonable access to all employees, offices, warehouses and other facilities and property of the Business and to their books and records, (B) permit Buyer and its authorized representatives to make such inspections thereof as Buyer may reasonably require, and (C) furnish Buyer and its representatives and advisers with such financial and operating data and other information with respect to the business and properties of the Business as Buyer may from time to time reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business.

(ii) Confidentiality. If the transactions contemplated by this Agreement are not consummated (and in any event prior to the Closing Date), Buyer will maintain the confidentiality of all information and materials obtained from Company or any of its Subsidiaries and will not use or permit others to use such information for any other purpose, except to the extent disclosure of any such information is authorized by Company or required by law, and upon termination of this Agreement Buyer and its representatives will return to Company all materials obtained from Company in connection with the transactions contemplated by this Agreement and all copies thereof. The provisions of this §5(b) will not apply to any information, documents or material which are in the public domain other than by reason of a breach of this §5(b).

(c) Efforts to Consummate Transaction. The Parties shall use their commercially reasonable best efforts to take or cause to be taken all such actions required to consummate the transactions contemplated hereby including, without limitation, such actions as may be necessary to obtain, prior to the Closing, all necessary governmental or other third-party approvals and consents required to be obtained by Company or Buyer in connection with the consummation of the transactions contemplated by this Agreement.

(d) No Solicitation. Unless this Agreement shall have been terminated pursuant to §8(a), Seller shall not, and shall not permit Company or any of its Subsidiaries to, directly or indirectly through any officer, director, employee, agent, affiliate or otherwise, enter into any agreement, agreement in principle or other commitment (whether or not legally binding) relating to a Competing Transaction or solicit, initiate or encourage the submission of any proposal or offer from any Person or entity (including Company’s officers, partners, employees and agents) relating to any Competing Transaction, nor participate in any discussions or negotiations regarding, or furnish to any other Person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person or entity to effect a Competing Transaction. Company and Seller shall immediately cease any and all contacts, discussions and negotiations with third parties regarding any Competing Transaction. Seller shall, and shall cause Company to, notify Buyer if any proposal regarding a Competing Transaction (or any inquiry or contact with any Person or entity with respect thereto) is made and shall advise Buyer of the contents thereof (and, if in written form, provide Buyer with copies thereof).

(e) HSR Filings. In addition to and without limiting anything contained in §5(c), Company and Seller, on the one hand, and Buyer, on the other hand, will (or will cause their ultimate parent entity to) (i) take all actions necessary to make the filings required of them or any of their Affiliates under the Hart-Scott-Rodino Act in respect of the transactions contemplated hereby; (ii) comply at the earliest practicable date with any request for additional information or documentary material received by any of them, as applicable, or any of their Affiliates, from the Federal Trade Commission or Department of Justice pursuant to the Hart-Scott-Rodino Act, (iii) cooperate with each other in connection with any filing under the Hart-Scott-Rodino Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or Department of Justice or the attorneys general of any state; and (iv) use all commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. Each of Company, on the one hand, and Buyer, on the other hand, shall promptly inform the other of any material communication received by such party from the Federal Trade Commission, Department of Justice or any other Governmental Authority regarding any of the transactions contemplated hereby, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the Federal Trade Commission, Department of Justice or any other Governmental Authority in connection with the transactions contemplated hereby. The fees under the HSR Act shall be split equally between Buyer and Seller.

(f) Certain Notices. Each of Seller, Company and Buyer, as the case may be, will notify the other Parties in writing promptly after learning of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or (iii) any change, occurrence or event that, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect, or that is reasonably likely to cause any of the conditions to closing set forth in §7 not to be satisfied. Each of Seller, Company and Buyer shall give prompt notice to the other Parties of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

(g) Tax Matters. Without the prior written consent of Buyer, neither Company nor any of its Subsidiaries shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of Company or any of its Subsidiaries existing on the Closing Date.

(h) Certain Agreements. The Parties acknowledge that certain contracts and other agreements as described on Schedule 5(h) have not been delivered as of the date hereof from Seller to Buyer. Seller agrees to use its reasonable best efforts to continue to try and obtain and deliver to Buyer copies of such contracts and other agreements as soon as practicable following the date hereof, and Seller agrees to indemnify Buyer (post-Closing) from any Adverse Consequences related to Seller’s failure to deliver to Buyer such contracts and other agreements on the date hereof (but not for any Adverse Consequences related to Company or its Subsidiaries performance under such contracts in the ordinary course consistent with past practice), and to the extent that such Adverse Consequences relate to the termination of any such contract or agreement due to the failure of the Parties to seek appropriate consents, such Adverse Consequences shall be measured on a multiple of earnings basis (based upon the implied multiple used in determining the Purchase Price).

§6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under §9 below).

(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing involving Company or any of its Subsidiaries, each of the other Parties shall cooperate with it and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under §9 below).

(c) Transition. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Company or any of its Subsidiaries from maintaining the same business relationships with Company and its Subsidiaries after the Closing as it maintained with Company and its Subsidiaries prior to the Closing.

(d) Taxes. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain matters following the Effective Date.

(i) Tax Indemnification. Seller shall indemnify Company, its Subsidiaries, Buyer, and each Buyer Affiliate and hold them harmless from and against without duplication, any loss,

claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of Company and its Subsidiaries for all taxable periods ending on or before the Effective Date and the portion through the end of the Effective Date for any taxable period that includes (but does not end on) the Effective Date including all Taxes arising out of or associated with the Pre-Closing Restructuring (“Pre-Effective Date Tax Period”; and such Taxes are referred to herein as “Pre-Effective Date Taxes”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Effective Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local or foreign law or regulation, (iii) any and all Taxes of any Person (other than Company and its Subsidiaries) imposed on Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring on or before the Effective Date; and (iv) the Taxes and fees for which Seller is responsible as described in subsection (vi) below. Buyer shall indemnify Seller and each Affiliate of Seller and hold them harmless from and against without duplication, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of Company and its Subsidiaries for all taxable periods beginning after the Effective Date and the portion after the Effective Date for any taxable period that includes (but does not end on) the Effective Date (“Post-Effective Tax Period”), (ii) all Taxes of any member of an affiliated consolidated, combined or unitary group of which Company or any of its Subsidiaries (or any successor of any of the foregoing) is a member after the Effective Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation, (iii) any and all taxes of any Person (other than Company and its Subsidiaries) imposed on Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring after the Closing and (iv) the Taxes and fees for which Buyer is responsible as described in subsection (vi) below. Any amount payable under the indemnity provided under this §6(d)(i) shall be determined by reference to actual losses or expenses in the same manner as if such indemnity were for Adverse Consequences pursuant to §9 and for instance, shall be reduced by any Tax benefit accruing to any indemnified Party which is correlative to the incurring of or payment of a Tax Liability indemnified for hereunder. All claims for indemnity under this §6(d)(i) shall be considered to be Adverse Consequences subject to indemnity under §9, and shall be subject to the procedures only but not the limitations specified therein except as otherwise provided in this §6(d). If a Party indemnified pursuant to this §6 receives a refund for credit or other reimbursement with respect to Taxes for which it has been indemnified under this Agreement, such party shall pay over such refund, credit or other reimbursement to the indemnifying Party.

(ii) Straddle Period. In the case of any taxable period that includes (but does not end on) the Effective Date ( a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of Company and its Subsidiaries or in connection with any sale, transfer or assignment (or any deemed sale, transfer or assignment) of property for the Pre-Effective Date Tax Period shall be determined based on an interim closing of the books as of the close of business on the Effective Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of Company and its Subsidiaries for a Straddle Period that relates to the Pre-Effective Date Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Effective Date and the denominator of which is the number of days in such Straddle Period. Notwithstanding the foregoing, all Taxes attributable to the Pre-Closing Restructuring shall be allocated solely to the Pre-Effective Date Tax Period and shall be the sole obligation of Seller.

In the case of any Straddle Period, the amount of any Taxes based on or measured by (i) income or receipts of Company and its Subsidiaries or (ii) in connection with any sale, transfer or assignment (or any deemed sale, transfer or assignment) of any property, for all taxable periods ending after the Effective Date and the portion after the Effective Date for any taxable period that includes (but does not end on) the Effective Date (“Post- Effective Tax Period”) shall be based on an interim closing of the books of Company as of the close of business on the Effective Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of Company and its Subsidiaries for a Straddle Period that related to the Post- Effective Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period beginning on the day after the Effective Date and the denominator of which is the number of days in the Straddle Period.

(iii) Responsibility for Filing Tax Returns. Seller shall prepare or cause to be prepared and shall file or cause to be filed all Tax Returns for Company and its Subsidiaries for any taxable period that ends on or prior to the Effective Date. Seller shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing, and the Seller shall make any changes to such Tax Returns reasonably requested to be made by Buyer in order to comply with the applicable Tax laws. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Company and its Subsidiaries for any taxable period that ends after the Effective Date (the “Buyer Returns”). If any Tax shown as due on such Buyer Return will materially effect the Tax Liability of Seller (taking into account the indemnification obligations of Seller hereunder), (A) such Tax Return shall be prepared in a manner substantially consistent with the prior practice of Company and its Subsidiaries unless otherwise required by applicable Tax laws; (B) Buyer shall provide Seller with copies of any Buyer Returns on which a Pre-Effective Date Tax is shown as due, at least 20 days prior to the due date thereof (giving effect to any extensions) (or, if required to be filed within 20 days after the Closing, as soon as possible following the Closing) accompanied by a statement (the “Pre-Effective Date Tax Statement”) setting forth and calculating in reasonable detail the Pre-Effective Date Taxes shown as due on such return. If Seller agrees with the Buyer Return and Pre-Effective Date Tax Statement, Seller shall pay to Buyer or provide Buyer with a good check made payable to the relevant Governmental Authority in such amount (or if such Pre-Effective Date Tax Statement reflects a refund owing to Seller, Buyer shall pay to Seller such amount when received, if applicable), an amount equal to the Taxes allocated to Seller as shown on the Pre-Effective Date Tax Statement not later than two business days before the due date (including any extensions) for payment of Taxes with respect to such Buyer Return. If, within 15 days of the receipt of the Buyer Return and Pre-Effective Date Tax Statement, Seller notifies Buyer that it disputes the manner of preparation of the Buyer Return or the amount of Taxes allocated to Seller as calculated in the Pre-Effective Date Tax Statement, and provides Buyer its proposed form of Buyer Return, a statement setting forth and calculating in reasonable detail the Taxes allocated to Seller, and a written explanation of the reasons for its adjustment, then Buyer and Seller shall attempt in good faith to resolve their disagreement within the five days following Seller’s notification of Buyer of such disagreement. If Buyer and Seller are unable to resolve their disagreement, the dispute shall be submitted to the Independent Accounting Firm, whose expense shall be borne equally by Buyer and Seller, for resolution within 20 days of such submission. The decision of the Independent Accounting Firm with respect to such dispute shall be binding upon Buyer and Seller, and Seller shall pay to Buyer (or Buyer shall pay to Seller, if appropriate) an amount equal to the Taxes allocated to Seller as decided by such Independent Accounting Firm not later than two business days before the due date (including any extensions) for payment of Taxes with respect to such Buyer Return. Buyer shall, subject to indemnification provided under §6(d)(i), timely pay the Tax shown as due on each such Buyer Tax Return.

(iv) Cooperation on Tax Matters.

(A) Buyer, Company and its Subsidiaries, and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this §6(e)(iv) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision of records and information that are relevant to any such audit litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Company and its Subsidiaries and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of imitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Company and its Subsidiaries or Seller, as the case may be, shall allow the other Party to take possession of such books and records.

(B) Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(C) Buyer and Seller further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code §6043, or Code §6043A, or Treasury Regulations promulgated thereunder.

(v) Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

(vi) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid one-half by Buyer and one-half by Seller no less than 15 days prior to the date such taxes are due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any Tax Returns and other documentation.

(vii) Tax Contests.

(A) Any Party who receives (or whose Affiliate receives) any notice of a pending or threatened Tax audit, assessment, or adjustment against or with respect to Company or its Subsidiaries which may give rise to liability of any other Party hereto (or an Affiliate of such Party), shall promptly notify the other Parties hereto within five business days of the receipt of such notice. Such notice shall contain factual information describing any asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Governmental Authority in respect of any such audit, assessment or adjustment. Failure to give such notification shall not affect the indemnification provided under §6(d)(i) or §9 except to the extent the indemnifying party (the “Tax Indemnifying Party”) shall have been actually prejudiced as a result of such failure (except that the Tax Indemnifying Party shall not be liable for any expenses incurred during the period in which the Tax Indemnified Party failed to give such notice). Thereafter, the party who (or whose Affiliate) is entitled to indemnification hereunder (the “Tax Indemnified Party”) shall deliver to the Tax Indemnifying Party, as promptly as possible but in no event later than ten days after the Tax Indemnified Party’s receipt thereof, copies of all relevant notices and documents (including court papers) received by the Tax Indemnified Party. The Parties each agree to consult with and to keep the other Parties hereto informed on a reasonable and regular basis regarding the status of any Tax audit or proceeding to the extent that such audit or proceeding could affect a liability of such other Parties or their Affiliates (including indemnity obligations hereunder), and provide the other party with copies of all written correspondence with respect to such audit or proceeding in a timely manner.

(B) In the case of an audit or administrative or judicial proceeding relating solely to a taxable period ending on or before the Closing Date, Seller shall have the right, at its expense, to control the conduct of such audit or proceeding. Buyer shall have the right to participate in such proceeding at its own expense, and shall be entitled to control the disposition of any issue involved in such proceeding which does not effect a potential liability of Seller (including Liability for indemnity under §6(d)(i)). If Seller does not timely take control of such audit or proceeding, Buyer may, at the cost and expense of Seller, control the conduct of the audit or proceeding. Both Buyer and Seller shall be entitled to represent their own interests in light of their responsibilities (including indemnity obligations) for the related Taxes, at their own expense, in any audit or administrative or judicial proceeding involving a Straddle Period or involving both a taxable period of Company or its Subsidiaries ending on or before the Closing Date and a taxable period ending after the Closing Date, and no such audit or proceeding may be settled or compromised by Buyer or Seller without the prior written consent of both Buyer and Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Except as otherwise set forth in this §6(d)(vii), the provisions of §9, including the provisions concerning settlement authority, shall govern the manner in which any Tax audit or administrative or judicial proceeding are resolved.

(viii) Effective Date. Seller acknowledges that Company may, if it deems appropriate, disclose on its Tax Returns and Seller and Buyer contractually agreed to the time period on which Company’s stub Tax Return would end and the Tax Return of Buyer, in which it includes Company, would begin and to disclose the Closing Date and Effective Date on its Tax Returns.

(e) Covenant Not to Compete.

(i) For a period of 5 years from and after the Closing Date (the “Noncompete Period”), Seller and its Affiliates will not engage directly or indirectly in the Business that Company or any of its Subsidiaries conducts as of the date of this Agreement in any geographic area in which Company or any of its Subsidiaries conducts the Business as of the date of this Agreement; provided, however, that no owner of less than 5% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in its business. During the 5 year period following the Closing Date, Seller shall not, directly or indirectly, (i) induce or attempt to induce any employee of Buyer or its Affiliates to leave the employ of Buyer or its Affiliates or in any way interfere with the relationship between Buyer or its Affiliates and any employee thereof, or (ii) induce or attempt to induce any customer or supplier of Buyer or its Affiliates to cease doing business with Buyer or its Affiliates. Seller agrees that this covenant is reasonable with respect to its duration, geographical area and scope. Seller acknowledges that, without provisions contained in this §6(e), Buyer would have not entered into this Agreement. The Parties acknowledge and agree that Seller, through its affiliates, conducts a pediatric home nursing business (the “Pediatric Business”), and Seller represents and warrants that the conduct of the

Pediatric Business does not compete with the Business regardless of the geographic location where the Pediatric Business is conducted. Accordingly, the Parties acknowledge that Seller and its affiliates are free to conduct the Pediatric Business after the consummation of the transactions contemplated by this Agreement, and that Seller and its affiliates are free to sell the assets of the Pediatric Business to third parties or to sell the stock of the affiliates operating the Pediatric Business to third parties.

(ii) Scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of this §6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(iii) Specific Performance. Seller agrees that Buyer would suffer irreparable harm from a breach of Seller of any of the covenants or agreements contained in this §6(e). In the event of an alleged or threatened breach by Seller of any of the provisions of this §6(e), Buyer or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof. To the extent of any breach of this §6(e) by Seller, the Noncompete Period shall automatically be extended by the length of such breach.

(f) Workers’ Compensation – MCH. Buyer and Seller acknowledge and agree that currently the MCH Services employees are covered under a Company workers’ compensation insurance policy, and that following the Effective Date the Parties will cooperate to ensure that Seller is responsible for all amounts and costs related to the MCH employees, including, without limitation, obligations under letters of credit related thereto.

§7. Closing Conditions.

(a) Obligation of Buyer to Close. The obligation of Buyer to close the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions, or the written waiver thereof by Buyer:

(i) Representations and Covenants. The representations and warranties of Seller and Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date (provided that any representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects) with the same force and effect as though made on and as of the Closing Date. Seller and Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller or Company on or prior to the Closing Date.

(ii) No Injunction. No injunction or restraining order shall be in effect which forbids or enjoins the consummation of the transactions contemplated by this Agreement, no proceedings for such purpose shall be pending, and no federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby.

(iii) Approvals. All material governmental and third party approvals, consents (including, without limitation, with respect to all leased real property and the matters disclosed on Schedule 4(c)), permits or waivers necessary for consummation of the transactions contemplated by this Agreement and any other agreement shall have been obtained in form and substance satisfactory to Buyer.

(iv) Compliance Certificate. Buyer shall have received a certificate signed by an officer of Seller and Company that each of the representations and warranties made by each Company in this Agreement is true and correct in all material respects (provided that any representations and warranties qualified by materiality shall be true and correct in all respects) when made and on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and that, each of Seller and Company has performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

(v) Certified Resolutions. Buyer shall have received a certified copy of the resolutions of the Board of Directors of Seller and Company authorizing and approving this Agreement and the consummation of the transactions contemplated hereby.

(vi) Incumbency Certificate. Buyer shall have received an incumbency certificate relating to each person executing for Seller and Company any document executed and delivered to Buyer pursuant to the terms hereof.

(vii) Good Standing. Buyer shall have received a good standing certificate issued by the Secretary of State of each State where Seller, Company and its Subsidiaries is qualified to do business.

(viii) Legal Opinion. Buyer shall have received the legal opinion of Dinsmore & Shohl LLP, counsel to Seller and Company, in a form reasonably acceptable to Buyer.

(ix) Related Party Payments. Buyer shall have received evidence satisfactory to it of the receipt by Company of all monies owed to Company or any of its Subsidiaries by Seller.

(x) Liens. All Liens (other than Permitted Encumbrances) on the assets of Company shall have been released in a manner satisfactory to Buyer.

(xi) Financing. Buyer shall have obtained all necessary third-party financing required in order to consummate the transactions contemplated hereby and to meet the ongoing working capital requirements of the Business.

(xii) Landlord Access Agreements. Buyer shall have received an estoppel certificate substantially in the form of Exhibit E hereto from each of Company’s landlords set forth on Schedule 7(a).

(xiii) Employment Agreement. Elk Valley Heath Services, Inc. shall have entered into an Employment Agreement in the form of Exhibit F with Karen Bell on terms acceptable to Buyer.

(xiv) Excluded Entities. On or prior to the earlier of the Effective Date or the Closing Date, Seller shall have caused the Excluded Entities to be distributed to Seller, and all intercompany indebtedness owing from the Excluded Entities to Company or its other Subsidiaries shall have been canceled prior to such distribution of the Excluded Entities to Seller.

(xv) Employee Benefit Plans. Company and Seller shall have caused the transfer of the sponsorship of (including all liabilities with respect to) (A) the South Mississippi Home Health Pension Trust and (B) the Elk Valley Professional Affiliates Retirement Plan from the respective Subsidiary of Company to Seller prior to the earlier of the Effective Date or the Closing Date. In addition, Seller shall have caused the life insurance and disability insurance sponsored by South Mississippi Home Health, Inc. to be combined into one plan through a “wrap document” and caused a Form 5500 correction to be filed for the South Mississippi Home Health Life Insurance Plan.

(xvi) Workers’ Compensation – MCH Services. Buyer and Seller shall have agreed upon a mutually acceptable plan to separate the workers’ compensation obligations (including ongoing coverage for MCH employees) of the Parties, including without limitations, the letters of credit supporting such obligations, in a manner that ensures that Seller is responsible for all of the costs and expenses related to the MCH employees.

(xvii) FIRPTA. Buyer shall have received from Seller an affidavit complying with the Foreign Investment in Real Property Tax Act.

(xviii) Stock Certificates. Buyer shall have received the stock certificates representing the Company Shares duly endorsed for transfer and accompanied by any applicable documentary stamp tax.

(xix) Resignations. Buyer shall have received the resignations, effective as of the Closing Date, of all of the directors and officers of Company and its Subsidiaries.

(xx) Material Adverse Change. Since the date of the Agreement, no Material Adverse Change to the Business shall have occurred.

(xxi) Deliveries. Seller shall have delivered such documents as Buyer or its counsel may reasonably request to evidence the transactions contemplated hereby.

(b) Obligations of Seller to Close. The obligation of Seller to close the transactions contemplated hereby shall be subject to the fulfillment and satisfaction prior to or at the Closing, of the following conditions, or the written waiver thereof by Seller:

(i) Representations and Covenants. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (provided that any representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

(ii) No Injunction. No injunction or restraining order shall be in effect which forbids or enjoins the consummation of the transactions contemplated by this Agreement, no proceedings for such purpose shall be pending, and no federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays such consummation.

(iii) Approvals. All material governmental and third party approvals, consents, permits or waivers necessary for consummation of the transactions contemplated by this Agreement shall have been obtained in form and substance satisfactory to Company.

(iv) Compliance Certificate. Representative shall have received a certificate signed by an officer of Buyer that each of the representations and warranties made by Buyer in this Agreement is true and correct in all material respects (provided that any representations and warranties qualified by materiality shall be true and correct in all respects) when made and on and as of the Closing Date with the same effect as though such representations and warranties have been made or given on and as of the Closing Date, and that Buyer has performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

(v) Certified Resolutions. Representative shall have received a certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated hereby.

(vi) Incumbency Certificate. Representative shall have received an incumbency certificate relating to each person executing for Buyer any document executed and delivered to Seller pursuant to the terms hereof.

(vii) Deliveries. Buyer shall have delivered such documents as Seller or their counsel may reasonably request to evidence the transactions contemplated hereby.

§8. Termination.

(a) Termination. This Agreement may be terminated and the sale and purchase of the Company Shares may be abandoned, notwithstanding the approval thereof by Seller, at any time prior to Closing:

(i) by mutual written consent of Seller and Buyer;

(ii) by either Seller or Buyer, if the sale and purchase of the Company Shares shall not have been consummated on or before January 31, 2007 (the “Termination Date”);

(iii) by Buyer, in the event that the conditions to its obligations set forth in §7(a) have not been satisfied or waived at or prior to the Termination Date (other than those to be satisfied by deliveries on the Closing Date); or

(iv) by Seller, in the event that the conditions to Seller’s obligations set forth in §7(b) have not been satisfied or waived at or prior to the Termination Date (other than those to be satisfied by deliveries on the Closing Date).

(v) Notwithstanding the foregoing, neither Buyer nor Company or Seller shall have the right to terminate this Agreement if the failure for Closing to occur is the result of a willful breach of this Agreement by the Party seeking termination.

(b) Effect of Termination. If this Agreement is terminated pursuant to §8(a), all rights and obligations of the Parties hereunder shall terminate and no Party shall have any liability or other obligation (absolute or contingent, known or unknown) to the other Party, except for obligations of the Parties hereto under §5(b) and the provisions of §10(l), which shall survive the termination of this Agreement, and except that nothing herein will relieve any party from liability for any willful breach of this Agreement prior to such termination.

§9. Remedies for Breaches of This Agreement.

(a) Survival of Representations and Warranties.

All of the representations and warranties of Seller contained in §4 above shall survive the Closing hereunder and continue in full force and effect for a period of 18 months thereafter; provided, that (i) the representations and warranties contained in §4(b) and §4(f) shall survive and continue in full force and effect indefinitely, (ii) the representations and warranties contained in §4(k), shall survive and continue in full force and effect until expiration of the applicable statute of limitations, and (iii) the representations and warranties contained in §4(r), §4(s) and §4(t) shall survive and continue in full force and effect for a period of three years following the Closing Date. All of the representations and warranties of the Seller contained in §3(a)(i), §3(a)(ii), §3(a)(iv) and §3(a)(v) above shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

(b) Indemnification.

(i) By Seller. Seller hereby agrees to indemnify and hold Buyer, Company and its Subsidiaries (following the Closing Date), and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) harmless from and against any Adverse Consequences arising from or in connection with: (A) any breach of the representations and warranties contained in §3 and §4 made by Seller or Company in this Agreement (provided a claim for indemnification is made within the applicable survival periods set forth in §9(a)),; (B) any breach of the covenants or agreements made by Seller or Company in this Agreement; (C) the Seller Plans; and (D) the litigation matters set forth on item 2 and item 15 of Schedule 4(p).

(ii) By Buyer. Following the Closing, Buyer shall indemnify and hold harmless Seller at all times from and after the Closing Date against and in respect of Adverse Consequences arising from or relating to: (A) any breach of any representation or warranty made by Buyer in this Agreement; and (B) any breach of any covenant and agreement made by Buyer in this Agreement.

(iii) Limitations of Indemnity. Notwithstanding the foregoing, (i) no amounts shall be payable under §9(b)(i)(A) unless and until the aggregate amount otherwise payable in the absence of this clause exceeds $1,000,000 (the “Deductible”), in which event Sellers shall be liable for all amounts in excess of the Deductible and payable under §9(b)(i)(A). In no event shall the amount payable under §9(b)(i)(A) exceed $15,000,000 (the “Cap”); provided, however, that the Cap for a breach of §3(a)(ii) and (v) (Authorization; Ownership of Company Shares), §4(b)(ii) (Authorization; Binding Obligations), §4(f) (Ownership of Subsidiaries) shall be 100% of the Purchase Price. Notwithstanding anything herein to the contrary, the Deductible shall not apply to a claim for breach of any representation and warranty set forth in §3(a)(ii) and (v) (Authorization; Ownership of Company Shares), §4(a)(iii) (Binding Obligations), §4(d) (Brokers), the first sentence of §4(e) (No Liens), §4(f) (Ownership of Subsidiaries), §4(k) (Tax Matters) or §4(s) (Health Care Laws). Additionally, no claim for indemnification shall be brought unless the amount of such claim (or series of related claims in the aggregate) exceeds $10,000. Neither the Cap nor the Deductible shall apply to a claim for willful misconduct or fraud. Seller and Buyer have agreed that separate standards will apply to the use of the terms “material,” “in all material respects,” and “Material Adverse Effect” (together, the “Materiality Terms”) for purposes of determining the rights to indemnification under this §9. For purposes of indemnification, the representations and warranties in §3 and §4 shall be construed as if they were not qualified by the Materiality Terms. As so construed, no indemnification for Adverse Consequences for any representation or warranty, including any representation or warranty containing a Materiality Term, under §9 shall be required unless the untruth or breach of any such representation or warranty applied without the relevant Materiality Terms results in Adverse Consequences of $10,000 or more.

(iv) Seller shall give written notice of any disagreement with Buyer’s claim for indemnification within 30 days following receipt of Buyer’s notice of the claim, and Seller’s notice shall specify the nature and extent of such disagreement in reasonable detail. Seller and Buyer shall thereafter attempt to resolve the disagreement within 30 days following receipt by Buyer of the notice referred to in the preceding sentence. If the Parties are unable to resolve the dispute, the Parties shall be free to seek resolution of such dispute in state or federal courts.

(c) Indemnification Provisions for Seller’s Benefit. In the event Seller is entitled to indemnification pursuant to §9(b)(ii) and Seller makes a written claim for indemnification against Buyer pursuant to §10(h) below within the survival period, then Buyer shall indemnify Seller from and against the entirety of any Adverse Consequences suffered caused proximately by the breach. Buyer shall give written notice of any disagreement with Seller’s claim for indemnification within 30 days following receipt of Seller’s notice of the claim, and Buyer’s notice shall specify the nature and extent of such disagreement in reasonable detail. Seller and Buyer shall thereafter attempt to resolve the disagreement within 30 days following receipt by Seller of the notice referred to in the preceding sentence. If the Parties are unable to resolve the dispute, the Parties shall be free to seek resolution of such dispute in state or federal courts.

(d) Matters Involving Third Parties.

(i) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this §9, then the Indemnified Party shall promptly (and in any event within 5 business days after receiving notice of the Third-Party Claim) notify each Indemnifying Party thereof in writing.

(ii) Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third-Party Claim with counsel of his, her, or its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

(iii) Unless and until an Indemnifying Party assumes the defense of the Third-Party Claim as provided in §9(d)(ii) above, however, the Indemnified Party may defend against the Third-Party Claim in any manner he, she, or it may reasonably deem appropriate.

(iv) In no event will the Indemnified Party consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of each of the Indemnifying Parties (not to be unreasonably withheld).

(e) Indemnification Procedures. Other Claims, Indemnification Generally.

(i) A claim for indemnification for any matter not relating to a Third-Party Claim may be asserted by giving reasonable notice pursuant to §10(h) directly to the Party from whom indemnification is being sought. The Parties shall afford each other access to all relevant corporate records and other information in its possession relating thereto.

(ii)If any Party becomes obligated to indemnify another Party with respect to any claim for indemnification hereunder and the amount of liability with respect thereto shall have been finally determined, the Party obligated to make such payment shall pay such amount to the indemnified Party in immediately available funds within 10 days following written demand from such indemnified Party.

(f) Determination of Adverse Consequences. All indemnification payments under this §9 shall be paid by the Indemnifying Party net of any Tax benefits and insurance coverage that may be available to the Indemnified Party and shall be adjusted to take into account the time cost of money (using a discount rate equal to the mid-term applicable federal rate in effect on the date such indemnification payment is due). All indemnification payments under this §9 shall be deemed adjustments to the Purchase Price.

(g) Exclusive Remedy. Buyer and Seller acknowledge and agree that the foregoing indemnification provisions in this §9 shall be the exclusive remedy of Buyer and Seller with respect to Company, its Subsidiaries, and the transactions contemplated by this Agreement (other than for claims based on actual fraud or intentional breach of this Agreement).

§10. Miscellaneous.

(a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c) No Code §338 Election. Neither Buyer, Company, nor any of their Affiliates shall make any election under Code §338 (or comparable provisions of state or local law) with respect to the transactions contemplated by this Agreement.

(d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder (a) to one or more of its Affiliates, (b) as security to any lender providing financing for the transactions contemplated hereby (and any replacement thereof), and (c) in connection with a sale of all or substantially all of the Business, and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(f) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller or Company:

The Deaconess Associations, Inc.
311 Straight Street
Cincinnati, Ohio 45219
Attention: E. Anthony Woods
Fax: (513) 475-5251

Copy to:	Dinsmore & Shohl LLP
255 East Fifth Street, Suite 1900
Cincinnati, Ohio 45202
Attention: John E. Barnes, Esq.
Fax: (513) 977-8141

If to Buyer:	Two Tower Bridge
One Fayette Street
Conshohocken, Pennsylvania 19428
Attention: President
Fax: (610) 834-3231

and

c/o Kohlberg & Company, LLC
111 Radio Circle
Mt. Kisco, New York 10549
Attention: Gordon Woodward
Evan LePatner
Facsimile: (914) 244-3985

Copy to:	Brownstein Hyatt Farber Schreck, P.C.
410 - 17th Street, 22nd Floor
Denver, CO 80202
Attention: Christopher Reiss
Fax: (303) 223-1111

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Ohio.

(j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l) Expenses. Each of Buyer, Seller, Company and its Subsidiaries will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Buyer when due, and Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

(n) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[Signature page immediately to follow.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

CRITICAL HOMECARE SOLUTIONS, INC.

By:	/s/ Bob Cucuel
Name:	Bob Cucuel
Title:	Pres. & CEO

THE DEACONESS ASSOCIATIONS, INC.

By:	/s/ E. Anthony Woods
Name:	E. Anthony Woods
Title:	Chairman of the Board

DEACONESS ENTERPRISES, INC.

By:	/s/ E. Anthony Woods
Name:	E. Anthony Woods
Title:	President

Note: The registrant has omitted the following schedules, exhibits and similar attachments to this agreement pursuant to Item 602(b)(2) of Regulation S-K and agrees to furnish supplementally a copy of any omitted schedule, exhibit or similar attachment to the Securities and Exchange Commission upon request.

EXHIBITS

Exhibit A	Financial Statements

Exhibit B	Intentionally Deleted

Exhibit C	Form of Trademark Assignment Agreement

Exhibit D	Form of Transition Services Agreement – Schedule of Services

Exhibit E	Intentionally Deleted

Exhibit F	Form of Landlord Access Agreement

Exhibit G	Form of Employment Agreement

ANNEXES

Annex I
Annex II

SCHEDULES

Schedule 1.1(a)	Excluded Entities
Schedule 2(e)	Outstanding Debt
Schedule 2(f)(ii)	Working Capital Target Adjustments
Schedule 5(h)	Outstanding Items
Schedule 7(a)	Landlord Access Agreements

DISCLOSURE SCHEDULES

Schedule 4(a)	Directors and Officers of the Company and Subsidiaries

Schedule 4(a)(iii)	Approvals

Schedule 4(c)

Schedule 4(f)

Schedule 4(j)	Legal Compliance

Schedule 4(k)(iii)	Tax Matters

Schedule 4(k)(vi)	Tax Basis

Schedule 4(l)(i)	Owned Real Property

Schedule 4(l)(ii)	Lease of Real Property

Schedule 4(m)(ii)	Intellectual Property

Schedule 4(m)(iii)	Intellectual Property used under License/Agreement

Schedule 4(m)(v)	Unavailable Intellectual Property

Schedule 4(m)(viii)	IP Development Contracts/Agreements

Schedule 4(n)	Contracts

Schedule 4(p)	Litigation

Schedule 4(q)	Employees

Schedule 4(r)	Employee Benefit Plans

Schedule 4(s)(v)	Accreditations

Schedule 4(s)(vi)	Reimbursement Approvals

Schedule 4(s)(vii)	Surveys, Audits and Investigations

Schedule 4(t)

Schedule 4(u)(1)	Permits

Schedule 4(u)

Schedule 4(v)	Business Relationships with the Company

Schedule 4(w)(1)	Insurance Policies

Schedule 4(w)(2)	Insurance Claims

Schedule 4(bb)	Previously Owned Subsidiaries